Exhibit 10.10.2

AMENDMENT TO

CHANGE IN CONTROL AGREEMENT

This AMENDMENT is made and entered into as of           , 2007, by and between Investment Technology Group, Inc. (the “Company”) and              (the “Executive”).

WHEREAS, the Company and the Executive previously entered into that certain Change in Control Agreement, dated as of                        (the “CIC Agreement”); and

WHEREAS, the parties now wish to amend the CIC Agreement to provide that payments due to the Executive under the CIC Agreement upon the Executive’s termination of employment in connection with a Change in Control (as defined in the CIC Agreement) will be compliant with the applicable requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder.

NOW, THEREFORE, the parties mutually acknowledge and agree that, effective as of the date hereof, the CIC Agreement is hereby amended as follows:

1.             The definition of “Good Reason” in Section 2 is hereby deleted and replaced in its entirety with the following:

“Good Reason” means, without the Executive’s express written consent, the occurrence after a Change in Control of the Company of any one or more of the following:

(i)            a material reduction of the Executive’s primary functional authorities, duties, or responsibilities as an executive and/or officer of the Company from those in effect immediately prior to the Change in Control or the assignment of duties to the Executive inconsistent with those of an executive of the Company, other than an insubstantial and inadvertent reduction or assignment that is remedied by the Company promptly after receipt of notice thereof given by the Executive; provided, however, that any reduction in authorities, duties or responsibilities resulting merely from the acquisition of the Company and its existence as a subsidiary or division of another entity shall not be sufficient to constitute Good Reason;

(ii)           the Company’s requiring the Executive to be based at a location in excess of thirty five (35) miles from the location of the Executive’s principal job location or office immediately prior to the Change in Control;

(iii)          a material reduction by the Company of the Executive’s base salary in effect on the date hereof, or as the same shall be increased from time to time, unless such reduction applies on substantially the same percentage basis to all employees of the Company generally;

(iv)          a material reduction in the Executive’s participation in any of the Company’s annual incentive compensation plans in which the Executive participates prior to the Change in Control, unless such failure applies to all plan participants generally;

(v)           the failure of the Company to obtain the assumption of the obligations contained in this Agreement by any successor as contemplated in Section 9(c) hereof; and

(vi)          a material breach of this Agreement by the Company.

provided, however, that for any of the foregoing to constitute Good Reason, the Executive must provide written notification of his intention to resign within 30 days after the Executive knows or has reason to know of the occurrence of any such event, and the Company shall have 30 business days from the date of receipt of such notice to effect a cure of the condition constituting Good Reason, and, upon cure thereof by the Company, such event shall no longer constitute Good Reason.  A termination of employment by the Executive within a Protection Period shall be for Good Reason if one of the occurrences specified above shall have occurred, notwithstanding that the Executive may have other reasons for terminating employment, including employment by another employer which the Executive desires to accept.

For purposes of this Agreement, it shall be a material breach of this Agreement by the Company if the Company decreases the Executive’s Target Annual Compensation by more than ten percent (10%).

2.             Section 3 is hereby deleted and replaced in its entirety with the following:

3.             Benefits Upon Termination Within Protection Period.  If, within a Protection Period, the Executive’s employment by the Company shall be terminated (a) by the Company not for Cause and not due to the Executive’s death or Disability, or (b) by the Executive for Good Reason, the Executive shall be entitled to the benefits provided for below:

(i)            the Company shall pay to the Executive, through the date of the Executive’s termination of employment, base salary at the rate then in effect, together with base salary in lieu of vacation accrued to the date on which his employment terminates, in accordance with the standard payroll practices of the Company;

(ii)           the Company shall pay to the Executive an amount in cash equal to the Executive’s target annual bonus for the year that includes the date of the Executive’s termination of employment, pro rated for the number of full and partial months during the bonus year prior to such termination of employment, and such payment shall be made in a lump sum within 10 business days after the date of such termination of employment;

(iii)          the Company shall pay to the Executive an amount in cash equal to            times the sum of (A) the Executive’s annual base salary in effect immediately prior to the date of the Executive’s termination of employment or the date of the Change in Control (whichever is higher), and (B) the average of the Executive’s annual bonuses for the three years immediately preceding the Executive’s termination of employment (or such shorter period during which the Executive has been employed by the Company and eligible to receive annual bonuses, or if the Executive was not employed by the Company and eligible to receive an annual bonus in any prior year, the Executive’s target annual bonus for the year including the date of Executive’s termination of employment); and such payment shall be made in a lump sum within 10 business days after the date of such termination of employment;

(iv)    the Company shall continue to cover the Executive and his or her dependents under, or provide the Executive and his or her dependents with insurance coverage no less favorable than, the Company’s health, dental and vision plans or programs (as in effect on the day immediately preceding the Protection Period or, at the option of the Executive, on the date of termination of his or her employment) for a period equal to the lesser of (x)          year following the date of termination or (y) until the Executive is provided by another employer with benefits substantially comparable to the benefits provided by such plans or programs.  The Executive shall promptly inform the Company in writing when he or she obtains other employment and shall provide a written description to the Company of the health, dental and vision plans and programs provided to the Executive by such employer; and

(v)     the Company shall pay to the Executive an amount in cash equal to the premium cost that the Company would have paid to maintain disability and life insurance coverage for the Executive and his or her dependents, as applicable, under the Company’s disability and life insurance plans or programs (in each case, as in effect on the day immediately preceding the Protection Period or, at the option of the Executive, on the date of termination of his or her employment) had the Executive remained employed by the Company for a period equal to the lesser of (x)        year following the date of termination or (y) until the Executive is provided by another employer with benefits substantially comparable to the benefits provided by such disability and/or life insurance plans or programs; and such payments shall be made on the first payroll date of each month commencing with the first month following the Executive’s termination of employment and each month thereafter until fully paid in accordance with this subparagraph (v).  The Executive shall promptly inform the Company in writing when he or she obtains other employment and shall provide a written description to the Company of the disability and life insurance plans and programs provided to the Executive by such employer.

Anything in this Agreement to the contrary notwithstanding, the Executive shall be entitled to the benefits described in this Section 3, if the Executive’s employment with the Company is terminated by the Company (other than for Cause) within six months prior to the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated or intended to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control.  In such event, amounts will be payable hereunder only following the Change in Control.  For the avoidance of doubt, the Executive shall not be entitled to the benefits provided in Section 3 hereof upon any termination of his or her employment with the Company (a) because of his or her death, (b) because of his or her Disability, (c) by the Company for Cause, or (d) by the Executive other than for Good Reason.

3.             Section 6 is hereby deleted and replaced in its entirety with the following:

6.             Full-Settlement; Legal Expenses.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and no amount payable hereunder shall be subject to reduction or offset on account of any subsequent compensation, other than as provided in Sections 3(iv) and 3(v).  The Company agrees to pay, upon written demand therefore by the Executive, all legal fees and expenses which the Executive may reasonably incur as a result of any dispute or contest by or with the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment hereunder) if the Executive prevails on any material claim or defense in the dispute or contest.  The Company will provide such payment or reimbursement, as applicable, within 60 days of the Company’s receipt of the Executive’s demand, but not later than December 31 of the year in which the Executive is determined to have prevailed on any material claim or defense in the dispute or contest.  In any such action brought by the Executive for damages or to enforce any provisions of this Agreement, the Executive shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company’s obligations hereunder, in his or her sole discretion.

4.             Section 7(a) is hereby deleted and replaced in its entirety with the following:

7.             Excise Tax.

(a)           Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment, distribution or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit and the acceleration of vesting of any equity-based or other compensation) to the Executive or for his or her benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) would be subject, in whole or in part, to the excise tax imposed by Section 4999 of  the Code (the “Excise Tax”), then the amounts payable to the Executive under this Agreement shall be reduced (by the minimum possible amount) until no amount payable to the Executive is subject to the Excise Tax; provided, however, that no such reduction shall be made if the net after-tax benefit (after taking into account federal, state, local or other income, employment, self-employment and excise taxes) to which the Executive would otherwise be entitled without such reduction would be greater than the net after-tax benefit (after taking into account federal, state, local or other income, employment, self-employment and excise taxes) to the Executive resulting from the receipt of such payments with such reduction.  If, as a result of subsequent events or conditions, it is determined that payments have been reduced by more than the minimum amount required under this Section 7, then an additional payment shall be made to the Executive in an amount equal to the excess reduction within 60 days of the date on which the amount of the excess reduction is determined but not later than December 31 of the year in which the excess reduction is determined.

5.             Effective as of the date hereof, a new Section 11 is added to the CIC Agreement to read as follows:

11.           Section 409A.

(a)           This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions on Executive under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(b)           Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s termination of employment with the Company, the Executive has securities which are publicly traded on an established securities market and Executive is a “specified employee” (as defined in section 409A of the Code) and the deferral of the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) that are not otherwise paid within the short-term deferral exception under section 409A of the Code and are in excess of the lesser of (i) two times Executive’s then annual compensation or (ii) two times the limit on compensation then set forth in section 401(a)(17) of the Code, until the first payroll date that occurs after the date that is six months following Executive’s “separation of service” with the Company (as defined under code Section 409A of the Code).  If any payments are deferred due to such requirements, such amounts will be paid in a lump sum to the Executive on the first payroll date that occurs after the date that is six months following the Executive’s “separation of service” with the Company.  If the Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death.  The Company shall consult with the Executive in good faith regarding the implementation of the provisions of this paragraph.

6.             In all respects not amended, the CIC Agreement is hereby ratified and confirmed.

7.             For convenience, this Amendment may be executed in any number of identical counterparts, each of which shall be deemed a complete original in itself and may be introduced in evidence or used for any other purposes without the production of any other counterparts.

8.             This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws thereof.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

INVESTMENT TECHNOLOGY GROUP, INC.

By:
Name: Robert C. Gasser
Title: CEO and President

EXECUTIVE